EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
AKID Corporation

We have issued our report dated August 17, 2005, accompanying the financial statements of AKID Corporation contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement filed on or about Septemebr 28, 2005, and to the use of our name as it appears under the caption "Experts".

/s/ Meyler & Company, LLC
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Meyler & Company, LLC

Middletown, New Jersey
September 28, 2005